Exhibit 19
Floor and Decor Insider Trading Policy
Effective Date April 2017
Updated December 23, 2024

In order to take an active role in the prevention of insider trading violations by the officers, directors, employees and other related individuals of Floor & Decor Holdings, Inc. (the “Corporation”) and its subsidiaries, the Corporation has adopted this Insider Trading Policy (this “Policy”). It is also our policy that the Corporation shall not engage in transactions involving the Corporation’s securities in violation of applicable laws.

General

Who does this Policy apply to?

Covered Persons

Certain provisions of this Policy cover all individuals who are officers, directors and employees of the Corporation or its subsidiaries, as well as their Family Members and Controlled Entities (collectively, “Covered Persons”).

For the purposes of this Policy:

“Family Members” means, collectively, a person’s (i) family members who reside with such person (including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and including adoptive relationships) and members of their households and (ii) family members who are not living in their household but whose transactions in securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in securities.

“Controlled Entities” means any entities influenced or controlled by a person, including any corporations, partnerships or trusts.

“Legal Department” means the Chief Legal Officer, or the General Counsel, or another member of the legal department designated by either of the foregoing.

Pre-Clearance Persons and Trading Window Insiders

This Policy also includes provisions that are applicable only to individuals who are:
•(a)(i) directors of the Corporation, (ii) officers identified by the Corporation as being officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) individuals who meet the criteria set forth on Exhibit A hereto, as updated by or at the direction of the Legal Department from time to time, in each case as well as any of their Family Members and Controlled Entities (collectively, “Pre-Clearance Persons”), and
•(b) individuals who meet the criteria set forth on Exhibit B hereto, as updated by or at the direction of the Legal Department from time to time, in each case as well as any of their Family Members and Controlled Entities (collectively, “Trading Window Insiders”).

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What types of transactions are covered?

This Policy applies to all transactions, direct or indirect, in the Corporation’s securities and in the securities of third parties with whom the Corporation and its subsidiaries do business.
The term “securities” includes common and preferred equity, partnership interests, limited liability interests, debt securities, options or derivative instruments with respect to such securities, and securities that are convertible into or exchangeable for other securities.

Definition of Material Nonpublic Information

Material nonpublic information (and all other Corporation confidential information, including information about the Corporation’s growth strategies or pending transactions) should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive the information.

What is “material” information?

Whether information is “material” is not always clear. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer of the securities.

Common, but by no means exclusive, examples of what may be “material” include the following:

•Financial performance, including net sales, comparable store sales, gross margin, operating income and net income and sales performance;
•Financial forecasts, including earnings estimates;
•Changes in previously disclosed financial information or guidance or the decision to suspend earnings guidance;
•Significant changes in management or operations;
•Dividend or distribution declarations (cash or securities) or stock splits;
•Dividend or distribution increases or decreases;
•A change in dividend or distribution policy;
•Mergers, acquisitions, joint ventures or tender offers;
•Acquisitions or dispositions of significant assets;
•Proposed issuances of new securities;
•Share repurchase programs;
•Major litigation;
•Extraordinary borrowings or liquidity problems;
•Purchases or sales of substantial assets;
•Governmental investigations, criminal actions or indictments and any collateral consequences;
•Significant related party transactions or material changes to those transactions;
•Defaults under outstanding debt;
•Changes in auditors or notifications that an auditor’s report may no longer be relied on;
•Developments with respect to product or service offerings;
•Developments regarding significant customers or suppliers;

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•Significant cybersecurity incidents; and
•Bans on trading the Corporation’s securities or the securities of another company.

Information could also be material because of its expected effect on the price of the Corporation’s outstanding securities, the securities of another company not related to the Corporation or the securities of several such companies. As a result, the prohibition against the misuse of material information includes not only restrictions on trading in the Corporation’s outstanding securities but also restrictions on trading in the securities of third parties with whom the Corporation and its subsidiaries do business and are impacted by the material information until such information becomes public or is no longer material.

Because materiality determinations are often challenged with the benefit of hindsight, if a Covered Person has any doubt as to whether certain information is “material,” the information should be considered to be material and the Covered Person should consult with the Legal Department before making any decision to disclose such information or to trade in or recommend securities to which that information relates.

What is “nonpublic” information?

Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as the inclusion of such information in reports filed by the issuer of the securities with the U.S. Securities and Exchange Commission (the “SEC”) or press releases issued by the issuer of the securities or reference to such information in wire services or publications of general circulation such as Reuters, Bloomberg, Dow Jones, The Wall Street Journal or The New York Times. However, some time, at a minimum 24 hours, must be allowed after publication for this information to be considered to have been effectively communicated to the public. In addition, the fact that information has been disclosed to a few members of the public does not necessarily make it “public” for insider trading purposes.

As with questions of materiality, if there is any doubt as to whether certain information is “nonpublic,” the information should be considered to be nonpublic and Covered Persons should consult with the Legal Department before making any decision to disclose such information or to trade in or recommend securities to which that information relates.

Common, but by no means exclusive, examples of what may be “nonpublic” information include the following:

•Information available to the Corporation’s lenders;
•Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•Information entrusted to the Corporation on a confidential basis.

Please note that material nonpublic information can conveyed through a number of sources, including but not limited to documents, discussions, meetings, software systems, emails and other correspondence.

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How do I protect material nonpublic information?

The following practices should be followed to help prevent the misuse of material nonpublic information and other types of confidential information:

•Do not communicate (including in person, on the telephone, through the Internet – including the use of social media – or at a conference) any information regarding the Corporation to anyone outside the Corporation except as permitted in accordance with the Corporation’s policies.
•Avoid discussing or even speculating about confidential matters in places where you may be overheard by people who are not authorized to receive such information. Do not discuss confidential information with friends, relatives or social acquaintances.
•Always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•Comply with the specific terms of any confidentiality agreements of which you are aware.

Prohibitions Applicable to All Covered Persons

This Policy prohibits all Covered Persons:

(i)from engaging in transactions in any securities of the Corporation or its subsidiaries while in possession of material nonpublic information regarding the Corporation or its subsidiaries;
(ii)from engaging in transactions in any securities of any other issuer with which the Corporation or its subsidiaries does business while in possession of material nonpublic information regarding any such issuer of such securities; and
(iii)from communicating any material nonpublic information to any person who could use such information to purchase or sell securities (so-called “tipping”).

Additional Prohibitions Applicable to Covered Persons

In addition to the above prohibitions, this Policy prohibits Covered Persons who are officers, directors and employees of the Corporation or its subsidiaries, as well as any of their Family Members or Controlled Entities, from:

•Buying or selling puts or calls or other derivative securities based on the Corporation’s securities;
•Engaging in the short sale of the Corporation’s securities;
•Holding the Corporation’s securities in a margin account or pledging the Corporation’s securities as collateral for a loan; and
•Entering into hedging or monetization transactions or similar arrangements with respect to the Corporation’s securities.

Notwithstanding the foregoing, for the avoidance of doubt, the prohibitions in this section shall not apply to the purchase of the Corporation’s securities pursuant to the Corporation’s employee stock purchase plan.

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Trading Window Insiders and Open Trading Windows

What additional prohibitions are applicable to Trading Window Insiders?

In addition to the prohibitions that apply to Covered Persons, Trading Window Insiders may conduct transactions involving the Corporation’s securities ONLY during the Corporation’s Open Trading Windows (as defined below) unless approved in advance by the Legal Department.

When are the Corporation’s Open Trading Windows?

The Corporation generally has an “Open Trading Window” during the period beginning 24 hours after the release of the Corporation’s quarterly earnings and ending on the last trading day that is three calendar weeks after the first day of such Open Trading Window but in no event later than 28 days before the end of the current fiscal quarter (or on such other date as is determined by the Legal Department) or, if such day does not fall on a business day, on the immediately preceding business day.

However, from time to time, material nonpublic information regarding the Corporation (such as negotiation of mergers, acquisitions or dispositions , new product developments or material cyber incidents) may be pending and not publicly disclosed. While such material nonpublic information is pending, the Corporation may close Open Trading Windows or otherwise impose special blackout periods. If the Corporation imposes a special blackout period, it will notify the persons affected. Thereafter, and until they receive notice that the special blackout period has ended, such individuals shall be prohibited from engaging in any transactions involving the Corporation’s securities and from disclosing the fact of such suspension of trading to others.

Trading during Open Trading Windows should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times. If a Covered Person is in possession of material nonpublic information, even during an Open Trading Window, then the Covered Person should not trade in the Corporation’s securities until the information has been made publicly available or is no longer material.

Pre-Clearance Persons and Pre-Clearance

Does anyone have to pre-clear transactions prior to trading?

Pre-Clearance Persons are required to obtain clearance from the Legal Department by providing the information included in the pre-clearance form attached hereto as Exhibit C to the Legal Department at ***@flooranddecor.com before conducting any transactions involving the Corporation’s securities (including any transactions that must be reported by such Pre-Clearance Person pursuant to Section 16 of the Exchange Act), even if the transaction would occur during an Open Trading Window. Clearance of a transaction will generally be valid only during Open Trading Windows for a two-business-day period or such other period specified by the Legal Department. If the transaction is not completed within the two-business-day or other specified period, pre-clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

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What other procedures are applicable to Pre-Clearance Persons?

All Pre-Clearance Persons are required to comply with the obligations and restrictions imposed by the Exchange Act and the related rules and regulations of the SEC, including complying with any applicable holding periods and reporting relevant transactions by filing any required Section 16 reports.

In addition, individual directors and certain Pre-Clearance Persons designated by the Corporation’s board of directors are required to file Form 144 before making an open market sale of the Corporation’s securities. Form 144 notifies the SEC of a person’s intent to sell the Corporation’s securities.

Penalties for Insider Trading and Violations of this Policy

What are the penalties for insider trading?

Liability and penalties for insider trading or tipping are severe, both for individuals involved in such unlawful conduct and their employers. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in possession of such information, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. A Covered Person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (for example, where the Covered Person tipped another).

Penalties and liabilities include:

•Civil injunctions;
•Private civil damage actions;
•Jail sentences;
•Disgorgements of profits (or the amount of losses avoided) plus statutory interest;
•Civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually received a benefit (for example, where the person tipped another);
•Criminal fines for the insider;
•Civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and
•Criminal fines for the employer or other controlling persons.

While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material nonpublic information learned in connection with their employment or role as an insider.

What are the penalties for violating this Policy?

Any violation of this Policy can be expected to result in serious sanctions by the Corporation, including dismissal for cause of the persons involved.

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Complaints about potential insider trading and/or violations of this policy may be submitted to the Legal Department or using the procedures set forth in the Corporation’s Associate Handbook, including confidential, anonymous submissions using the Corporation’s Associate Concern Line at ***. The Corporation prohibits retaliation against anyone for good faith reporting of concerns relating to or arising from this Policy.

Exceptions to this Policy

Are transactions under the Corporation’s incentive plans covered by this Policy?

The receipt or vesting of any award granted under the Corporation’s incentive plans is generally exempt from the prohibitions on trading. The exercise of a stock option acquired pursuant to the Corporation’s incentive plans for cash in a manner permitted by the applicable stock option agreement, or the withholding of securities for the purposes of satisfying applicable tax withholding obligations, will not be subject to this Policy. However, this Policy does apply to any sale of the Corporation’s securities as part of a broker-assisted cashless exercise of a stock option, or any other market sale of the Corporation’s securities, including for the purposes of generating the cash needed to pay the exercise price of such option or satisfy the applicable tax withholding obligations.

Are transactions under the Corporation’s employee stock purchase plan covered by this Policy?

The election to participate in the Corporation’s employee stock purchase plan (the “Employee Stock Purchase Plan”) and the purchase of securities pursuant to the Employee Stock Purchase Plan are generally exempt from the prohibitions on trading outlined in this Policy. However, this Policy does apply to any sale of the Corporation’s securities, including the sale of any securities acquired pursuant to the Employee Stock Purchase Plan.

Are transactions pursuant to an approved 10b5-1 Plan covered by this Policy?

The prohibitions on trading outlined in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement (a “Rule 10b5-1 Plan”) pursuant to Rule 10b5-1 of the rules and regulations of the SEC under the Exchange Act that: (i) has been reviewed and approved by the Legal Department prior to entering into the Rule 10b5-1 Plan; (ii) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Corporation and could have otherwise engage in a transaction in the Corporation’s securities pursuant to the terms of this Policy; and (iii) (A) explicitly specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (B) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (C) gives a third party the discretionary authority to execute such purchases and sales, outside the influence or control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Corporation. Rule 10b5-1 Plans may only be entered into during an Open Trading Window.

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Once a Rule 10b5-1 Plan (other than a plan adopted by the Corporation in connection with a share repurchase program) is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K of the Corporation’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required.

A person or entity (other than the Corporation) may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

Each Covered Person shall instruct the third party effecting transactions on its behalf under a 10b5-1 Plan to send duplicate confirmations of all transactions effected under the 10b5-1 Plan to the Legal Department.

Are transactions in mutual funds that are invested in Corporation securities covered by this Policy?

Transactions in mutual funds that are invested in the Corporation’s securities are not transactions subject to this Policy.

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EXHIBIT A

Pre-Clearance Persons

(i)all Executive Vice Presidents, Senior Vice Presidents and Vice Presidents of the Corporation or any subsidiary designated by the Legal Department, including their administrative assistants;
(ii)all members of the Financial Planning & Analysis department at the Director-level or senior;
(iii)all members of the Accounting department at the Director-level or senior; and
(iv)the CEO and CFO of Spartan Surfaces, LLC.

EXHIBIT B

Trading Window Insiders

(i)all employees whose main place of business or work is the Store Support Center located at 2500 Windy Ridge Pkwy SE, Atlanta GA 30339 (this includes remote positions that are classified as corporate Store Support Center positions);
(ii)all regional and divisional team associates;
(iii)all Chief Executive Merchants (“CEMs”) or CEMs in training (“CEM-ITs”); all Distribution Center General Managers; and all members of the Accounting department;
(iv)all employees whose main place of business or work is the Asia Sourcing Office in Shanghai, China; and
(v)all equity-eligible employees of Spartan Surfaces, LLC not otherwise covered by Exhibit A.

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EXHIBIT C

FLOOR & DECOR HOLDINGS, INC.
PRE-CLEARANCE REQUEST FORM

To: Floor & Decor Holdings, Inc. (the “Corporation”) Legal Department

From: _________________________

Re: Pre-Clearance of Proposed Transaction pursuant to the Corporation’s Insider Trading Policy

This is to advise you that the undersigned proposes to execute a transaction in the Corporation’s securities between or on the following dates ______________________________, 20__, and requests that the Legal Department pre-clear the transaction as required by the Corporation’s Insider Trading Policy (the “Policy”).

A general description of the proposed transaction follows (e.g., open market purchase/sale of common stock, single trade, multiple trades, etc.):
_____________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

The undersigned hereby certifies that he/she is not in possession of material nonpublic information about the Corporation and will not enter into the transaction if the undersigned comes into possession of material nonpublic information about the Corporation between today’s date and the proposed trade execution date(s).

The undersigned has read and understands the Policy and hereby certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Corporation promptly if, as a result of future developments, any of the above information becomes inaccurate or incomplete in any respect. The undersigned understands that the Corporation may require additional information about the transaction, and agrees to provide such information upon request.

The undersigned understands that any clearance may be rescinded prior to the undersigned’s effecting the requested transaction if material nonpublic information regarding the Corporation arises and, in the judgment of the Corporation, the completion of the undersigned’s trade would be inadvisable. The undersigned understands that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with the undersigned and that clearance of any proposed transaction should not be construed as a guarantee that the undersigned will not later be found to have been in possession of material nonpublic information.

The undersigned understands that the purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in possession of such information, is prohibited by federal and state laws.
The undersigned understands that any violation of this Policy can be expected to result in serious sanctions by the Corporation, including dismissal for cause of the persons involved.

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